UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2010

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Securities.

On May 4, 2010 and May 5, 2010, in connection with our formation and initial public offering, an aggregate of 194,136 shares of our common stock, $0.01 par value per share, with an aggregate value of approximately $2.7 million based on the initial public offering price of our common stock, were issued to the Gary B. Sabin Family Trust dated May 20, 1982, in exchange for the contribution to us of interests in, or interests in the entities that own, the following properties: Five Forks Place, located in Simpsonville, South Carolina; and Newport Center, located in Newport, Tennessee.

On May 6, 2010, in connection with our formation and initial public offering, an aggregate of 313,857 shares of our common stock, $0.01 par value per share, with an aggregate value of approximately $4.4 million based on the initial public offering price of our common stock, were issued to the Gary B. Sabin Family Trust dated May 20, 1982 and Excel Realty Fund, LP, of which each of Gary B. Sabin, Spencer G. Plumb, Mark T. Burton and Matthew S. Romney has an ownership interest, in exchange for the contribution to us of interests in the entity that owns Red Rock Commons, located in St. George, Utah.

On May 4, 2010, in connection with our formation and initial public offering, an aggregate of 641,062 limited partnership units in Excel Trust, L.P., our operating partnership, with an aggregate value of approximately $9.0 million based on the initial public offering price of our common stock, were issued to the Gary B. Sabin Family Trust dated May 20, 1982, James Y. Nakagawa, Mark T. Burton and S. Eric Ottesen, in exchange for the contribution to us of interests in the entity that owns Excel Centre, located in San Diego, California. Each limited partnership unit is redeemable after one year for cash equal to the then-current market value of one share of our common stock or, at our option, one share of our common stock.

The common stock and limited partnership units were issued in reliance upon the exemption from registration provided for by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The common stock and limited partnership units were issued without general solicitation or advertising and each recipient of common stock or limited partnership units represented that he was an “accredited investor,” within the meaning of Regulation D of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2010	Excel Trust, Inc.

	By:	/s/ S. ERIC OTTESEN
S. Eric Ottesen
Senior Vice President, General Counsel and Secretary